Exhibit 99.1
NEWS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2020
FISCAL 2020 FOURTH QUARTER KEY FINANCIAL HIGHLIGHTS

•Beginning with the fourth quarter, the Company is presenting Dow Jones as a separate reportable segment, which better highlights its growth and value; Dow Jones Segment EBITDA grew 13% in the fourth quarter
•Revenues were $1.92 billion, a 22% decline compared to $2.47 billion in the prior year, primarily driven by the negative impacts related to COVID-19 and the sale of News America Marketing
•Net loss of $(401) million, which includes non-cash impairment charges of $292 million and higher restructuring costs due to COVID-19, compared to $(42) million in the prior year
•Total Segment EBITDA was $195 million compared to $269 million in the prior year; decline reflects the negative impacts related to COVID-19 and the sale of News America Marketing
•Reported EPS were $(0.67) compared to $(0.09) in the prior year – Adjusted EPS were $(0.03) compared to $0.07 in the prior year
•In the fourth quarter, Segment EBITDA at Book Publishing grew 9%, partly as a result of the strong performance in digital revenues which increased 26% and represented 29% of its Consumer revenues
•Move, operator of realtor.com®, increased its profit contribution in the fourth quarter and saw record traffic in June with over 30% growth in unique users
•In the quarter, Dow Jones achieved record average subscriptions of 3.8 million to its consumer products, led by 28% growth in digital-only subscriptions, including 23% growth in digital-only subscriptions at The Wall Street Journal

NEW YORK, NY – August 6, 2020 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2020.
Commenting on the results, Chief Executive Robert Thomson said:

“The resegmentation of News Corp is a particularly historic moment and a fulfillment of our pledge to make the Company more transparent and its potential more obvious. The presentation of Dow Jones as a separate segment highlights what we believe are two incontrovertible facts: the substantial and growing value of that business; and its superior profit profile and prospects compared to those of our nearest competitor. In what has been a difficult year for many media companies, Dow Jones reported a 13 percent increase in Segment EBITDA, based on the strength of its Professional Information Business, digital growth and the pre-eminence of The Wall Street Journal.

Across the Company, we have taken stringent action to reduce costs, and the benefits of those cuts will be felt in coming quarters. We have also launched a Shared Services program that we believe will transform the Company, by centralizing many of our functions. We are confident that this program should appreciably cut costs and expect it to have a materially positive impact on our bottom line.

The closure in Australia of many of our storied print editions and the renewed emphasis on digital was evidence of our willingness to be decisive at a historic inflection point. One result of our candid approach on costs was that, despite the COVID-19 impact, our cash position strengthened to $1.5 billion from $1.3 billion as of December 31st. We also saw increased profitability at Foxtel and our campaign to reset sports rights prices was successful. Just this week, we crossed the one million OTT paying subscribers mark, setting a new record thanks to our expanded streaming strategy.

The changed terms of trade with the digital platforms is having a positive impact on our earnings. For News Corp, this favorable outcome would not have been possible without the leadership of Rupert and Lachlan Murdoch, and the support of a Board which backed our advocacy, even when News Corp stood alone in pursuit of the principle of a premium for premium content.”

FOURTH QUARTER RESULTS

The Company reported fiscal 2020 fourth quarter total revenues of $1.92 billion, 22% lower compared to $2.47 billion in the prior year period. The decline primarily reflects an estimated $330 million, or 13%, negative impact related to the novel coronavirus pandemic (“COVID-19”) and a $179 million, or 7%, negative impact from the divestiture of News America Marketing. The decline also reflects a $63 million, or 3%, negative impact from foreign currency fluctuations. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) declined 13%.

Net loss for the quarter was $(401) million compared to $(42) million in the prior year, reflecting $292 million of non-cash impairment charges, primarily related to fixed assets in the U.K. and Australia, higher restructuring costs due to COVID-19 and lower Total Segment EBITDA, as discussed below.

The Company reported fourth quarter Total Segment EBITDA of $195 million, a 28% decline compared to $269 million in the prior year, primarily due to lower revenues, as discussed above, a $43 million, or 16%, negative impact due to the lower contribution from News America Marketing as a result of the sale and the $8 million, or 3%, negative impact from foreign currency fluctuations. The decline was partially offset by cost savings across the businesses and lower sports rights and production costs at Foxtel related to COVID-19. The negative impact from COVID-19 on Total Segment EBITDA for the quarter is estimated to be $40-$55 million and represents the Company’s best estimate based on historical trends in operating performance and known identifiable impacts. Adjusted Total Segment EBITDA (as defined in Note 2) declined 10%.

Net loss per share attributable to News Corporation stockholders was $(0.67) as compared to $(0.09) in the prior year.

Adjusted EPS (as defined in Note 3) were $(0.03) compared to $0.07 in the prior year.

FULL YEAR RESULTS

The Company reported fiscal 2020 full year total revenues of $9.01 billion, an 11% decrease compared to $10.07 billion in the prior year. The decline primarily reflects an estimated $370 million, or 4%, negative impact related to COVID-19 as well as the divestiture of News America Marketing. The decline also reflects a $275 million, or 3%, negative impact from foreign currency fluctuations and lower subscription revenues at Foxtel. The decline was partially offset by growth in circulation and subscription revenues at the Dow Jones segment. Adjusted Revenues decreased 6%.

Net loss for the full year was $(1.55) billion as compared to net income of $228 million in the prior year, reflecting $1.69 billion of non-cash impairment charges, primarily related to Foxtel and News America Marketing.

Total Segment EBITDA for the full year was $1.01 billion, a 19% decrease compared to $1.24 billion in the prior year, reflecting lower revenues, as discussed above, and a $45 million, or 4%, negative impact from foreign currency fluctuations. The decline was partially offset by cost savings, particularly at the News Media segment, lower sports rights and production costs at Foxtel related to the suspension of sporting events due to COVID-19 and Segment EBITDA growth at the Dow Jones segment. The negative impact from COVID-19 on Total Segment EBITDA for the year is estimated to be $55-$70 million and represents the Company’s best estimate based on historical trends in operating performance and known identifiable impacts. Adjusted Total Segment EBITDA decreased 9%.

Diluted net (loss) income per share attributable to News Corporation stockholders was $(2.16) as compared to $0.26 in the prior year.

Adjusted EPS were $0.22 compared to $0.46 in the prior year.

SEGMENT REVIEW

	For the three months ended June 30,			For the fiscal years ended June 30,
	2020	2019	% Change	2020	2019	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$238	$283	(16)%	$1,065	$1,159	(8)%
Subscription Video Services	407	536	(24)%	1,884	2,202	(14)%
Dow Jones(a)	381	397	(4)%	1,590	1,549	3%
Book Publishing	407	419	(3)%	1,666	1,754	(5)%
News Media(a)	490	830	(41)%	2,801	3,407	(18)%
Other	—	1	(100)%	2	3	(33)%
Total Revenues	$1,923	$2,466	(22)%	$9,008	$10,074	(11)%

Segment EBITDA:
Digital Real Estate Services	$71	$79	(10)%	$345	$378	(9)%
Subscription Video Services	104	84	24%	323	379	(15)%
Dow Jones	60	53	13%	236	208	13%
Book Publishing	47	43	9%	214	252	(15)%
News Media	(44)	51	**	53	182	(71)%
Other	(43)	(41)	(5)%	(158)	(155)	(2)%
Total Segment EBITDA	$195	$269	(28)%	$1,013	$1,244	(19)%

** Not meaningful
(a)In the fourth quarter of fiscal 2020, the Company revised the composition of its reportable segments to present the Dow Jones business as a separate segment. Previously, the financial information for this segment was aggregated with the businesses within the News Media segment and, together, formed the News and Information Services segment. All prior periods have been revised to reflect the new segment presentation.

Digital Real Estate Services

Fourth Quarter Segment Results

Revenues in the quarter declined $45 million, or 16%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $9 million, or 3%. The decline was primarily due to the negative impact from COVID-19. Segment EBITDA in the quarter declined $8 million, or 10%, compared to the prior year, primarily due to the lower revenues and a $4 million, or 5%, negative impact from foreign currency fluctuations. The decline was partially offset by higher contribution from Move and cost reductions at REA Group. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) declined 13% and 5%, respectively.

In the quarter, revenues at REA Group decreased $34 million, or 21%, to $127 million, primarily driven by a $9 million, or 5%, negative impact from foreign currency fluctuations, lower developer revenues due to fewer project launches and continued challenges in residential listing volumes, which declined 14% in the quarter, as well as lower financial services revenues resulting from the revaluation of expected commission estimates.

Move’s revenues in the quarter decreased $12 million, or 10%, to $111 million, primarily as a result of the COVID-19 related customer relief measures, as well as lower advertising revenues. Real estate revenues, which represented 81% of total Move revenues, declined $5 million, or 5%, due to an estimated $13 million negative impact from the customer billing relief measures related to COVID-19, partially offset by higher revenues from new products, such as Local Expert and Market Reach. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal fourth quarter grew 11% year-over-year to 80 million. Move has also seen greater than 50% year-over-year growth in lead volume to its lead generation product in June.

Full Year Segment Results

Fiscal 2020 full year revenues declined $94 million, or 8%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $39 million, or 3%. The decline primarily reflects the continued challenges in the housing markets in both Australia and the U.S., including as a result of COVID-19, as discussed below. Segment EBITDA for fiscal 2020 declined $33 million, or 9%, compared to the prior year, primarily due to the lower revenues and a $21 million, or 6%, negative impact from foreign currency fluctuations, partially offset by higher contribution from Move and lower costs at REA Group. Adjusted Revenues decreased 5% and Adjusted Segment EBITDA increased 1% compared to the prior year.

In the fiscal year, revenues at REA Group declined $82 million, or 12%, to $592 million, primarily due to the negative impact from foreign currency fluctuations and lower revenues associated with declines in listing volumes and fewer project launches. Move’s revenues in the fiscal year declined $11 million, or 2%, to $473 million, primarily due to the negative impact from COVID-19, including an estimated $15 million, or 3%, negative impact from the customer billing relief measures, and lower software and services and advertising revenue. Move’s real estate revenues, which represented 81% of total Move revenues, grew 2%, primarily due to growth in the referral model and higher revenues from new products, such as Local Expert and Market Reach, partially offset by lower revenues from its lead generation product resulting from the transfer of leads to the referral model.

Subscription Video Services

Fourth Quarter Segment Results

Revenues in the quarter decreased $129 million, or 24%, compared with the prior year, of which $29 million, or 5%, was due to the negative impact from foreign currency fluctuations. The remainder of the revenue decline was driven by the impact from fewer residential broadcast subscribers and the negative impacts from COVID-19, including an approximately $30 million, or 6%, impact from lower commercial subscription revenues resulting from the closures of pubs, clubs and other commercial venues and a $23 million, or 4%, impact from lower advertising revenues due to market weakness exacerbated by COVID-19. Adjusted Revenues decreased 19% compared to the prior year.

As of June 30, 2020, Foxtel’s total closing paid subscribers were 2.777 million, a decrease of 12% compared to the prior year, primarily due to lower residential and commercial broadcast subscribers and lower Foxtel Now subscribers, partially offset by growth in subscribers at Kayo and the launch of Binge, a new entertainment streaming product. 1.989 million of the total closing subscribers were residential and commercial broadcast subscribers, and the remainder consisted of Kayo, Foxtel Now and Binge subscribers. As of June 30, 2020, there were 465,000 Kayo subscribers (419,000 paying), compared to 382,000 subscribers (331,000 paying) in the prior year. As of August 4th, there were approximately 590,000 (542,000 paying) Kayo subscribers. As of June 30, 2020, there were 336,000 Foxtel Now subscribers (313,000 paying), compared to 460,000 subscribers (446,000 paying) in the prior year, which was impacted by the final season of Game of Thrones. Binge, which launched in May, had 217,000 (185,000 paying) subscribers as of August 4th.

Broadcast subscriber churn in the quarter improved to 13.2% from 14.7% in the prior year, primarily reflecting various measures implemented due to COVID-19. Broadcast ARPU for the quarter declined 1% to A$78 (US$51).

Segment EBITDA in the quarter increased $20 million, or 24%, compared with the prior year, primarily related to $70 million of lower sports programming rights costs, mostly due to the suspension of sporting events as a result of COVID-19, as well as lower sports production costs, lower license fees and other cost savings, partially offset by lower revenues. Adjusted Segment EBITDA increased 33%.

Full Year Segment Results

Fiscal 2020 full year revenues declined $318 million, or 14%, compared with the prior year, of which $126 million, or 5%, was due to the negative impact from foreign currency fluctuations. The remainder of the revenue decline was driven by the impact from fewer residential broadcast subscribers, changes in the subscriber package mix, lower commercial subscription revenues resulting from the closures of pubs, clubs and other commercial venues due to COVID-19 and lower advertising revenues due to market weakness exacerbated by COVID-19, partially offset by higher revenues from Kayo. Adjusted Revenues declined 9%.

Segment EBITDA for fiscal 2020 decreased $56 million, or 15%, compared to the prior year, of which $24 million, or 7%, was due to the negative impact from foreign currency fluctuations. The remainder of the decline was primarily due to the lower revenues discussed above and a $16 million, or 4%, negative impact due to higher non-cash expense related to the acceleration of entertainment programming cost amortization, partially offset by $65 million of lower sports programming rights costs, mostly related to the suspension of sporting events due to COVID-19, lower sports production costs, lower entertainment license fees and other cost savings. Adjusted Segment EBITDA declined 9%.

Dow Jones

Fourth Quarter Segment Results

Revenues in the quarter declined $16 million, or 4%, compared to the prior year, primarily due to a decline in advertising revenues, which were impacted by COVID-19, partially offset by growth in circulation and subscription revenues. Digital revenues at Dow Jones in the quarter represented 71% of total revenues compared to 63% in the prior year.

Circulation and subscription revenues increased $16 million, or 6%, driven by a 2% increase in circulation revenues, reflecting the continued strong growth in digital-only subscriptions for Dow Jones’ consumer products, partially offset by lower amenity and single-copy sales related to COVID-19. The growth was also due to a 6% increase in professional information business revenues, which was driven by 14% growth in Risk & Compliance products, as well as higher revenues from content licensing partnerships. Digital circulation revenues accounted for 61% of circulation revenues for the quarter. During the quarter, total subscriptions to Dow Jones’ consumer products reached approximately 3.8 million, a 15% increase compared to the prior year, of which digital-only subscriptions grew 28%. Subscriptions to The Wall Street Journal grew 15% compared to the prior year, to nearly 3 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 23% to more than 2.2 million average subscriptions in the quarter, and represented 75% of its total subscriptions.

Advertising revenue declined $28 million, or 28%, primarily due to a 43% decline in print advertising revenues, driven by general market weakness and lower volume across The Wall Street Journal and Barron’s due to COVID-19, and a 7% decline in digital advertising revenues. Digital advertising accounted for 54% of total advertising revenues in the quarter.

Segment EBITDA for the quarter increased $7 million, or 13%, as the decline in revenues was more than offset by lower costs related to cancelled or postponed conferences due to COVID-19, lower print volume and other discretionary cost savings.

Full Year Segment Results

Fiscal 2020 full year revenues increased $41 million, or 3%, compared to the prior year, due to growth in circulation and subscription revenues, partially offset by a decline in advertising revenues. Digital revenues at Dow Jones represented 67% of total revenues compared to 63% in the prior year and exceeded $1 billion for the first time in history.

Circulation and subscription revenues increased $71 million, or 6%, due to 4% growth in circulation revenues, reflecting higher digital-only subscriptions at The Wall Street Journal and Barron’s, 7% growth in professional information business revenues, which was driven by 20% growth in Risk & Compliance products, and higher revenues from content licensing partnerships. Risk & Compliance reached approximately $160 million in revenues in fiscal 2020. Digital circulation revenues accounted for 58% of circulation revenues for the year. Advertising revenue declined $34 million, or 9%, primarily due to a 17% decline in print advertising, partially offset by 4% growth in digital advertising. Digital advertising revenues accounted for 46% of total advertising revenues for the year.

Segment EBITDA for fiscal 2020 increased $28 million, or 13%, compared to the prior year, primarily due to higher revenues, as noted above, and lower newsprint and distribution costs, partially offset by increased employee costs.

Book Publishing

Fourth Quarter Segment Results

Revenues in the quarter declined $12 million, or 3%, compared to the prior year, reflecting a $4 million, or 1%, negative impact from foreign currency fluctuations. The revenue decline was primarily due to lower retail sales of foreign language titles and in Christian Publishing due to store closures caused by COVID-19, partially offset by the success of Magnolia Table, Volume 2 by Joanna Gaines. Digital sales increased 26% compared to the prior year, primarily driven by growth in e-book sales, particularly in General and Children’s Books, which was impacted by the shelter-in-place orders related to COVID-19. Digital sales represented 29% of Consumer revenues for the quarter. Segment EBITDA for the quarter increased $4 million, or 9%, compared to the prior year, primarily due to cost savings and the mix of titles.

Full Year Segment Results

Fiscal 2020 full year revenues decreased $88 million, or 5%, compared to the prior year, reflecting a $14 million, or 1%, negative impact from foreign currency fluctuations. The revenue decline was primarily due to the difficult comparisons to the prior year, which had higher sales of Rachel Hollis’ titles, Homebody: A Guide to Creating Spaces You Never Want to Leave by Joanna Gaines and The Subtle Art of Not Giving a F*ck by Mark Manson. The decline was partially offset by successful frontlist titles such as Magnolia Table, Volume 2 by Joanna Gaines, The Dutch House by Ann Patchett and The Pioneer Woman Cooks: The New Frontier by Ree Drummond. Digital sales increased 7% compared to the prior year, primarily driven by the continued growth in downloadable audiobook sales and higher e-book sales as a result of COVID-19, and represented 23% of Consumer revenues for the year. Segment EBITDA for fiscal 2020 decreased $38 million, or 15%, from the prior year primarily due to lower revenues, partially offset by lower costs from lower sales volumes and cost savings.

News Media

Fourth Quarter Segment Results
Revenues in the quarter decreased $340 million, or 41%, as compared to the prior year, reflecting a $20 million, or 2%, negative impact from foreign currency fluctuations. The decline was primarily driven by a $179 million, or

22%, negative impact from the divestiture of News America Marketing in May 2020 and a $14 million, or 2%, negative impact from the divestiture of Unruly in January 2020. Within the segment, revenues at News Corp Australia and News UK declined 31% and 22%, respectively. Adjusted Revenues for the segment decreased 22% compared to the prior year.

Circulation and subscription revenues decreased $22 million, or 9%, compared to the prior year, which includes a $10 million, or 4%, negative impact from foreign currency fluctuations. The remainder of the decrease was driven by lower single-copy sales revenue, primarily at News UK, as a result of COVID-19, partially offset by digital subscriber growth and price increases.

Advertising revenues declined $290 million, or 58%, compared to the prior year, reflecting a $179 million, or 36%, negative impact related to the divestiture of News America Marketing. The remainder of the decline was driven by a decline of approximately $100 million, or 17%, primarily from COVID-19 and to a lesser extent the continued weakness in the print advertising market, a $20 million, or 4%, negative impact related to the suspension of certain community titles in Australia, and a $7 million, or 1%, negative impact from foreign currency fluctuations.

In the quarter, Segment EBITDA decreased $95 million compared to the prior year, reflecting lower revenues, as discussed above, a $43 million negative impact due to the lower contribution from News America Marketing and $8 million of one-time operating costs associated with the decommissioning of News Corp Australia’s regional and community print operations, partially offset by higher cost savings across the businesses.

Digital revenues represented 24% of News Media segment revenues in the quarter, compared to 19% in the prior year. For the quarter, digital revenues at the newspaper mastheads represented 24% of their combined revenues. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia’s mastheads as of June 30, 2020 were 647,600, compared to 517,300 in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers as of June 30, 2020 were 336,000, compared to 304,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached approximately 133 million global monthly unique users in June 2020, compared to 113 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached approximately 150 million average monthly unique users in June 2020, compared to 99 million in the prior year (Source: Google Analytics)

Full Year Segment Results

Fiscal 2020 full year revenues declined $606 million, or 18%, compared to the prior year, reflecting a $271 million, or 8%, negative impact related to News America Marketing and Unruly, which were divested in May and January 2020, respectively, and the $91 million, or 3%, negative impact from foreign currency fluctuations. Within the segment, revenues at News Corp Australia and News UK declined 16% and 13%, respectively. Adjusted Revenues for the segment declined 10% compared to the prior year.

Circulation and subscription revenues declined $52 million, or 5%, compared to the prior year, reflecting lower print volume and a $37 million, or 4%, negative impact from foreign currency fluctuations, partially offset by price increases and growth in digital subscribers. Advertising revenues declined $445 million, or 22%, compared to the prior year, reflecting $246 million, or 12%, of lower advertising revenues related to News America Marketing, continued weakness in the print advertising market, the impact of COVID-19 and a $41 million, or 2%, negative impact from foreign currency fluctuations, partially offset by growth in digital advertising, particularly at The Sun. Other revenues decreased $109 million, or 28%, compared to the prior year, primarily due to the absence of the $48 million benefit related to the exit from the gaming partnership in the prior year, the sale of Unruly in January 2020 and a $13 million, or 4%, negative impact from foreign currency fluctuations.

Segment EBITDA for fiscal 2020 decreased $129 million, or 71%, as compared to the prior year, reflecting a $74 million, or 41%, negative impact due to the lower contribution from News America Marketing. The remainder of the decline is primarily due to lower revenues, as discussed above, and $8 million of one-time operating costs associated with the decommissioning of print operations at News Corp Australia, partially offset by a $22 million one-time benefit from the settlement of certain warranty related claims at News UK in the second quarter, as well as cost savings. Adjusted Segment EBITDA declined 98% compared to the prior year.

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2020	2019
	(in millions)
Net cash provided by operating activities	$780	$928
Less: Capital expenditures	(438)	(572)
	342	356
Less: REA Group free cash flow	(227)	(212)
Plus: Cash dividends received from REA Group	65	69
Free cash flow available to News Corporation	$180	$213

Net cash provided by operating activities of $780 million for the fiscal year ended June 30, 2020 was $148 million lower than $928 million in the prior year, primarily due to lower Total Segment EBITDA as noted above and lower cash distributions received from affiliates, partially offset by lower cash taxes paid.

Free cash flow available to News Corporation in the fiscal year ended June 30, 2020 was $180 million compared to $213 million in the prior year period. The decline was primarily due to lower cash provided by operating activities, as mentioned above, partially offset by lower capital expenditures. Foxtel’s capital expenditures for fiscal 2020 were $195 million, compared to $302 million in the prior year. The Company’s capital expenditures for fiscal 2021 are expected to be approximately $400 million, subject to foreign currency fluctuations.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

COVID-19 Impact

The ongoing impact of the COVID-19 pandemic and measures to prevent its spread have created significant economic volatility, uncertainty and disruption and continue to affect the Company’s businesses in a number of ways. These effects were material to the Company’s results of operations for the three months and fiscal year ended June 30, 2020. As of the date of this release, the Company has observed the following effects on its businesses:

Digital Real Estate Services: The uncertainty regarding a general economic recovery, particularly with respect to the extent and pace of such recovery, continues to create volatility within the housing markets in Australia and the U.S. While Australian national residential listings in July increased 16% from the prior year, residential revenue growth at REA Group is expected to be offset by the reduction in development projects, listing declines in the commercial and Asia businesses and the recent government restrictions in Victoria. Lead volume and audience remained strong at realtor.com®, but Move continues to face weak industry-wide transaction volumes.

Subscription Video Services: Ongoing disruption in the operations of pubs and clubs and occupancy at hotels throughout Australia, which are largely dependent on government restrictions, continued to adversely impact commercial subscription revenues. As live sports resumed across Australia and elsewhere around the globe, Foxtel saw a modest improvement in advertising trends in July. Assuming no further disruption to live sporting events, Foxtel will recognize approximately $55 million (A$78 million) of additional sports rights costs in fiscal 2021, which were deferred from fiscal 2020 due to the suspension of live sports in the fourth quarter. However, Foxtel expects overall costs for fiscal 2021, net of the increase in sports rights costs, to be lower than the prior year by at least $100 million (A$160 million), benefiting from various cost saving initiatives. Broadcast churn was modestly higher in July compared to the prior year and the fourth quarter.

Dow Jones: We have seen, and expect to continue to see, adverse effects on advertising and single-copy sales revenues. In July, advertising trends improved modestly, but digital advertising showed strong growth compared to the prior year. We have continued to see strong subscription trends in July with digital-only subscriptions for The Wall Street Journal up more than 25% compared to the prior year.

Book Publishing: While brick and mortar stores have been gradually reopening as business shutdowns ease in many jurisdictions, the retail market continued to be adversely affected by capacity and other government restrictions globally that limit the extent of the retail recovery. In addition, increases in COVID-19 cases in some jurisdictions have resulted in the reimposition of more stringent restrictions. However, online sales have continued to demonstrate resilience, with continued growth in e-books in July compared to the prior year.

News Media: We have seen, and expect to continue to see, adverse effects on advertising and single-copy sales revenues. Advertising revenues in July at the newspaper mastheads declined 25-30% in total compared to the prior year. As a reminder, advertising revenues in the prior year included results from News America Marketing and the suspended community titles in Australia. The overall decline in circulation volumes moderated in July from the lows experienced in April and May, particularly for the weekend papers. We continued to see strong growth in digital subscribers in July compared to the prior year at the Australian mastheads and at The Times and Sunday Times.

The Company continues to take various steps intended to offset the impact of COVID-19, including by reducing variable costs and implementing cost-savings initiatives across its businesses, with a particular focus on the News Media segment. For example, the Company is implementing a shared services program to centralize a number of functional areas. While it is still evaluating the cost savings opportunity from this program, the Company expects to recognize annualized cost savings of at least $100 million beginning in fiscal 2022.

The ultimate impact of the COVID-19 pandemic, including the extent of adverse impacts on the Company’s business, results of operations and financial condition, is highly uncertain and cannot be predicted.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call
News Corporation’s earnings conference call can be heard live at 5:30pm EDT on August 6, 2020. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, including expected impacts from the ongoing COVID-19 pandemic and related public health measures, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks and uncertainties related to COVID-19 and the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission (many of which may be amplified by COVID-19). The ultimate impact of the COVID-19 pandemic, including the extent of adverse impacts on the Company’s business, results of operations, cash flows and financial condition, will depend on, among other things, the severity, duration, spread and any reoccurrence of the pandemic, the impact of governmental actions and business and consumer behavior in response to the pandemic, the effectiveness of actions taken to contain or mitigate the outbreak and prevent or limit any reoccurrence, the resulting global economic conditions and how quickly and to what extent normal economic and operating conditions can resume, all of which are highly uncertain and cannot be predicted. More detailed information about this and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended June 30,		For the fiscal years ended June 30,
	2020	2019	2020	2019
Revenues:
Circulation and subscription	$906	$1,016	$3,857	$4,104
Advertising	332	686	2,193	2,738
Consumer	389	398	1,593	1,679
Real estate	193	215	862	908
Other	103	151	503	645
Total Revenues	1,923	2,466	9,008	10,074
Operating expenses	(1,028)	(1,404)	(5,000)	(5,639)
Selling, general and administrative	(700)	(793)	(2,995)	(3,191)
Depreciation and amortization	(160)	(165)	(644)	(659)
Impairment and restructuring charges	(379)	(117)	(1,830)	(188)
Equity losses of affiliates	(35)	(4)	(47)	(17)
Interest expense, net	(12)	(14)	(25)	(59)
Other, net	(10)	3	9	33
(Loss) income before income tax expense	(401)	(28)	(1,524)	354
Income tax expense	—	(14)	(21)	(126)
Net (loss) income	(401)	(42)	(1,545)	228
Less: Net loss (income) attributable to noncontrolling interests	4	(9)	276	(73)
Net (loss) income attributable to News Corporation stockholders	$(397)	$(51)	$(1,269)	$155

Weighted average shares outstanding
Basic
Diluted	589	585	588	585
	589	585	588	588
Net (loss) income attributable to News Corporation stockholders per share
Basic	$(0.67)	$(0.09)	$(2.16)	$0.27
Diluted	$(0.67)	$(0.09)	$(2.16)	$0.26

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of June 30, 2020	As of June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,517	$1,643
Receivables, net	1,203	1,544
Inventory, net	348	348
Other current assets	393	515
Total current assets	3,461	4,050

Non-current assets:
Investments	297	335
Property, plant and equipment, net	2,256	2,554
Operating lease right-of-use assets	1,061	—
Intangible assets, net	1,864	2,426
Goodwill	3,951	5,147
Deferred income tax assets	332	269
Other non-current assets	1,039	930
Total assets	$14,261	$15,711

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$351	$411
Accrued expenses	1,019	1,328
Deferred revenue	398	428
Current borrowings	76	449
Other current liabilities	838	724
Total current liabilities	2,682	3,340

Non-current liabilities:
Borrowings	1,183	1,004
Retirement benefit obligations	277	266
Deferred income tax liabilities	258	295
Operating lease liabilities	1,146	—
Other non-current liabilities	326	495
Commitments and contingencies	—	—
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,148	12,243
Accumulated deficit	(3,241)	(1,979)
Accumulated other comprehensive loss	(1,331)	(1,126)
Total News Corporation stockholders' equity	7,582	9,144
Noncontrolling interests	807	1,167
Total equity	8,389	10,311
Total liabilities and equity	$14,261	$15,711

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the fiscal years ended June 30,
	2020	2019
Operating activities:
Net (loss) income	$(1,545)	$228
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	644	659
Operating lease expense	160	—
Equity losses of affiliates	47	17
Cash distributions received from affiliates	7	32
Impairment charges	1,690	96
Other, net	(9)	(33)
Deferred income taxes and taxes payable	(51)	—
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,470)	134
Inventories, net	9	(58)
Accounts payable and other liabilities	1,298	(147)
Net cash provided by operating activities	780	928
Investing activities:
Capital expenditures	(438)	(572)
Acquisitions, net of cash acquired	(32)	(188)
Investments in equity affiliates and other	(8)	(4)
Other investments	11	(34)
Proceeds from property, plant and equipment and other asset dispositions	36	103
Other, net	4	18
Net cash used in investing activities	(427)	(677)
Financing activities:
Borrowings	926	681
Repayment of borrowings	(1,226)	(1,116)
Dividends paid	(158)	(161)
Other, net	(14)	(14)
Net cash used in financing activities	(472)	(610)
Net change in cash and cash equivalents	(119)	(359)
Cash and cash equivalents, beginning of year	1,643	2,034
Exchange movement on opening cash balance	(7)	(32)
Cash and cash equivalents, end of year	$1,517	$1,643

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net (loss) income to Total Segment EBITDA for the three months and fiscal years ended June 30, 2020 and 2019.

	For the three months ended June 30,
	2020	2019	Change	% Change
	(in millions)
Net loss	$(401)	$(42)	$(359)	**
Add:
Income tax expense	—	14	(14)	**
Other, net	10	(3)	13	**
Interest expense, net	12	14	(2)	(14)%
Equity losses of affiliates	35	4	31	**
Impairment and restructuring charges	379	117	262	**
Depreciation and amortization	160	165	(5)	(3)%
Total Segment EBITDA	$195	$269	$(74)	(28)%
** - Not meaningful

	For the fiscal years ended June 30,
	2020	2019	Change	% Change
	(in millions)
Net (loss) income	$(1,545)	$228	$(1,773)	**
Add:
Income tax expense	21	126	(105)	(83)%
Other, net	(9)	(33)	24	73%
Interest expense, net	25	59	(34)	(58)%
Equity losses of affiliates	47	17	30	**
Impairment and restructuring charges	1,830	188	1,642	**
Depreciation and amortization	644	659	(15)	(2)%
Total Segment EBITDA	$1,013	$1,244	$(231)	(19)%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA
The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2020 and 2019.

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2020	2019	Difference	2020	2019	Difference
	(in millions)			(in millions)
As reported	$1,923	$2,466	$(543)	$195	$269	$(74)
Impact of acquisitions	(6)	—	(6)	1	—	1
Impact of divestitures	(58)	(249)	191	(8)	(50)	42
Impact of foreign currency fluctuations	63	—	63	8	—	8
Net impact of U.K. Newspaper Matters	—	—	—	3	2	1
As adjusted	$1,922	$2,217	$(295)	$199	$221	$(22)

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2020	2019	Difference	2020	2019	Difference
	(in millions)			(in millions)
As reported	$9,008	$10,074	$(1,066)	$1,013	$1,244	$(231)
Impact of acquisitions	(30)	—	(30)	14	—	14
Impact of divestitures	(676)	(958)	282	(48)	(114)	66
Impact of foreign currency fluctuations	275	—	275	45	—	45
Net impact of U.K. Newspaper Matters	—	—	—	8	10	(2)
As adjusted	$8,577	$9,116	$(539)	$1,032	$1,140	$(108)

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the fiscal years ended June 30, 2020 and 2019 are as follows:

	Fiscal Year 2020
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.69	$0.68	$0.66	$0.65
U.S. Dollar per British Pound Sterling	$1.23	$1.29	$1.28	$1.24

	Fiscal Year 2019
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.73	$0.72	$0.71	$0.70
U.S. Dollar per British Pound Sterling	$1.30	$1.29	$1.30	$1.29

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2020 and 2019 are as follows:

	For the three months ended June 30,
	2020	2019	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$246	$283	(13)%
Subscription Video Services	436	536	(19)%
Dow Jones	382	397	(4)%
Book Publishing	407	419	(3)%
News Media	451	581	(22)%
Other	—	1	**
Adjusted Total Revenues	$1,922	$2,217	(13)%

Adjusted Segment EBITDA:
Digital Real Estate Services	$76	$80	(5)%
Subscription Video Services	112	84	33%
Dow Jones	60	53	13%
Book Publishing	47	43	9%
News Media	(56)	—	**
Other	(40)	(39)	(3)%
Adjusted Total Segment EBITDA	$199	$221	(10)%

	For the fiscal years ended June 30,
	2020	2019	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$1,093	$1,156	(5)%
Subscription Video Services	2,010	2,202	(9)%
Dow Jones	1,595	1,549	3%
Book Publishing	1,676	1,754	(4)%
News Media	2,201	2,452	(10)%
Other	2	3	(33)%
Adjusted Total Revenues	$8,577	$9,116	(6)%

Adjusted Segment EBITDA:
Digital Real Estate Services	$384	$382	1%
Subscription Video Services	346	379	(9)%
Dow Jones	236	208	13%
Book Publishing	215	252	(15)%
News Media	1	64	(98)%
Other	(150)	(145)	(3)%
Adjusted Total Segment EBITDA	$1,032	$1,140	(9)%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2020 and 2019.

	For the three months ended June 30, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$238	$(1)	$—	$9	$—	$246
Subscription Video Services	407	—	—	29	—	436
Dow Jones	381	—	—	1	—	382
Book Publishing	407	(4)	—	4	—	407
News Media	490	(1)	(58)	20	—	451
Other	—	—	—	—	—	—
Total Revenues	$1,923	$(6)	$(58)	$63	$—	$1,922

Segment EBITDA:
Digital Real Estate Services	$71	$—	$1	$4	$—	$76
Subscription Video Services	104	—	—	8	—	112
Dow Jones	60	—	—	—	—	60
Book Publishing	47	1	—	(1)	—	47
News Media	(44)	—	(9)	(3)	—	(56)
Other	(43)	—	—	—	3	(40)
Total Segment EBITDA	$195	$1	$(8)	$8	$3	$199

	For the three months ended June 30, 2019
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$283	$—	$—	$—	$—	$283
Subscription Video Services	536	—	—	—	—	536
Dow Jones	397	—	—	—	—	397
Book Publishing	419	—	—	—	—	419
News Media	830	—	(249)	—	—	581
Other	1	—	—	—	—	1
Total Revenues	$2,466	$—	$(249)	$—	$—	$2,217

Segment EBITDA:
Digital Real Estate Services	$79	$—	$1	$—	$—	$80
Subscription Video Services	84	—	—	—	—	84
Dow Jones	53	—	—	—	—	53
Book Publishing	43	—	—	—	—	43
News Media	51	—	(51)	—	—	—
Other	(41)	—	—	—	2	(39)
Total Segment EBITDA	$269	$—	$(50)	$—	$2	$221

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2020 and 2019.

	For the fiscal year ended June 30, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,065	$(10)	$(1)	$39	$—	$1,093
Subscription Video Services	1,884	—	—	126	—	2,010
Dow Jones	1,590	—	—	5	—	1,595
Book Publishing	1,666	(4)	—	14	—	1,676
News Media	2,801	(16)	(675)	91	—	2,201
Other	2	—	—	—	—	2
Total Revenues	$9,008	$(30)	$(676)	$275	$—	$8,577

Segment EBITDA:
Digital Real Estate Services	$345	$16	$2	$21	$—	$384
Subscription Video Services	323	(1)	—	24	—	346
Dow Jones	236	—	—	—	—	236
Book Publishing	214	1	—	—	—	215
News Media	53	(2)	(50)	—	—	1
Other	(158)	—	—	—	8	(150)
Total Segment EBITDA	$1,013	$14	$(48)	$45	$8	$1,032

	For the fiscal year ended June 30, 2019
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,159	$—	$(3)	$—	$—	$1,156
Subscription Video Services	2,202	—	—	—	—	2,202
Dow Jones	1,549	—	—	—	—	1,549
Book Publishing	1,754	—	—	—	—	1,754
News Media	3,407	—	(955)	—	—	2,452
Other	3	—	—	—	—	3
Total Revenues	$10,074	$—	$(958)	$—	$—	$9,116

Segment EBITDA:
Digital Real Estate Services	$378	$—	$4	$—	$—	$382
Subscription Video Services	379	—	—	—	—	379
Dow Jones	208	—	—	—	—	208
Book Publishing	252	—	—	—	—	252
News Media	182	—	(118)	—	—	64
Other	(155)	—	—	—	10	(145)
Total Segment EBITDA	$1,244	$—	$(114)	$—	$10	$1,140

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net (loss) income attributable to News Corporation stockholders and reported diluted EPS to adjusted net (loss) income attributable to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2020 and 2019.

	For the three months ended June 30, 2020		For the three months ended June 30, 2019
(in millions, except per share data)	Net loss attributable to stockholders	EPS	Net (loss) income attributable to stockholders	EPS
Net loss	$(401)		$(42)
Less: Net loss (income) attributable to noncontrolling interests	4		(9)
Net loss attributable to News Corporation stockholders	$(397)	$(0.67)	$(51)	$(0.09)
U.K. Newspaper Matters	3	0.01	2	0.01
Impairment and restructuring charges(a)	379	0.64	117	0.20
Equity losses of affiliates(b)	32	0.05	—	—
Other, net	10	0.02	(3)	(0.01)
Tax impact on items above	(27)	(0.05)	(12)	(0.02)
Impact of noncontrolling interest on items above	(17)	(0.03)	(9)	(0.02)
As adjusted	$(17)	$(0.03)	$44	$0.07
(a)During the three months ended June 30, 2020, the Company recognized non-cash impairment charges of $292 million, primarily related to fixed assets in the U.K and Australia, as well as goodwill and indefinite-lived intangible assets at its News Media segment. During the three months ended June 30, 2019, the Company recognized non-cash impairment charges of $87 million.
(b)During the three months ended June 30, 2020, the Company recognized non-cash write-downs on certain equity method investments.

	For the fiscal year ended June 30, 2020		For the fiscal year ended June 30, 2019
(in millions, except per share data)	Net (loss) income available to stockholders	EPS	Net income available to stockholders	EPS
Net (loss) income	$(1,545)		$228
Less: Net loss (income) attributable to noncontrolling interests	276		(73)
Net (loss) income attributable to News Corporation stockholders	$(1,269)	$(2.16)	$155	$0.26
U.K. Newspaper Matters	8	0.02	10	0.02
Impairment and restructuring charges(a)	1,830	3.10	188	0.32
Equity losses of affiliates(b)	32	0.05	—	—
Other, net	(9)	(0.02)	(33)	(0.06)
Tax impact on items above	(125)	(0.21)	(37)	(0.06)
Impact of noncontrolling interest on items above	(338)	(0.56)	(13)	(0.02)
As adjusted	$129	$0.22	$270	$0.46
(a)During the fiscal year ended June 30, 2020, the Company recognized non-cash impairment charges of $1,098 million related to goodwill, $203 million related to fixed assets, $194 million related to intangible assets and $195 million primarily related to the reclassification of its News America Marketing reporting unit to held for sale. During the fiscal year ended June 30, 2019, the Company recognized non-cash impairment charges of approximately $96 million related to the impairment of goodwill and intangible assets.
(b)During the fiscal year ended June 30, 2020, the Company recognized non-cash write-downs on certain equity method investments.

NOTE 4 – DOW JONES
In the fourth quarter of fiscal 2020, the Company revised the composition of its reportable segments to present the Dow Jones business as a separate segment. Previously, the financial information for this segment was aggregated with the businesses within the News Media segment and, together, formed the News and Information Services segment. All prior periods have been revised to reflect the new segment presentation. The following table provides the results of Dow Jones segment for the three months and fiscal years ended June 30, 2020 and 2019.

	For the three months ended June 30,			For the fiscal years ended June 30,
	2020	2019	% Change	2020	2019	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Circulation and subscription	$303	$287	6%	$1,191	$1,120	6%
Advertising	71	99	(28)%	359	393	(9)%
Other	7	11	(36)%	40	36	11%
Total Revenues	381	397	(4)%	1,590	1,549	3%
Operating expenses	(187)	(194)	4%	(765)	(755)	(1)%
Selling, general and administrative	(134)	(150)	11%	(589)	(586)	(1)%
Segment EBITDA	$60	$53	13%	$236	$208	13%

Circulation and subscription revenues:
Circulation and other	$191	$181	6%	$740	$697	6%
Professional information business	112	106	6%	451	423	7%
Total circulation and subscription revenues	$303	$287	6%	$1,191	$1,120	6%